Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

JUNIOR PARTICIPATING PREFERRED STOCK, SERIES A

OF

NAVISTAR INTERNATIONAL CORPORATION

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Navistar International Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 220,000 shares of Preferred Stock, par value $1.00 per share, as Junior Participating Preferred Stock, Series A (the “Series A Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Corporation, which was filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on June 20, 2012 and is in full force and effect on the date hereof.

SECOND: In accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on December 9, 2014, duly adopted the following resolutions authorizing the elimination of the Series A Preferred Stock:

NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Preferred Stock are currently outstanding and no shares of Series A Preferred Stock will be issued subject to the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock (the “Certificate of Designation”) previously filed with respect to the Series A Preferred Stock; and be it further

RESOLVED, that each of the executive officers of the Corporation (collectively referred to herein as the “Proper Officers”) be, and hereby are, authorized in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to prepare, execute and file a Certificate of Elimination of the Series A Preferred Stock with the State Office, which shall have the effect when filed with the State Office of eliminating from the Restated Certificate of Incorporation, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock and returning such shares to the status of authorized and unissued shares of the Preferred Stock, par value $1.00 per share, of the Corporation, without designation as to series.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of Preferred Stock, par value $1.00 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, this 10th day of December, 2014.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
Name:	Curt A. Kramer
Title:	Secretary

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